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                                  EXHIBIT (12)

                         HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                                         Three Months Ended
                                                           March 31, 1996
                                                         ------------------
Income before Income Taxes                                    $ 98.70

Deduct:
     Equity income (loss)                                       (0.30)
                                                               ------
     Subtotal                                                   99.00

Add (deduct):
     Dividends from less than 50% owned companies                 -
     Proportional share of income (loss) before
       income taxes of 50% owned companies                      (0.08)
                                                               ------
Adjusted income                                                 98.92
                                                               ------
Fixed charges
     Interest on Indebtedness                                   19.68
     Amortization of Debt Expense                                1.19
     Interest Portion of Rent Expense                           12.45
                                                               ------
Total Fixed Charges                                             33.32
                                                               ------
Total Available Income                                        $132.24
                                                               ======
Ratio of Earnings to Fixed Charges                               3.97
                                                               ======
                                    ii
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